NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Fourth Quarter and Full Year 2011 Results

Dallas (April 2, 2012) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2011.  For the three months ended December 31, 2011, the Company reported net income applicable to common shares of $0.2 million or $0.02 per share, as compared to a net loss applicable to common shares of $60.7 million or $5.35 per share for the same period ended 2010.

Our net income applicable to common shares increased $95 million as compared to the prior year. The current year net loss applicable to common shares was a loss of $2.2 million, which includes gain on land sales of $34.2 million and net income from discontinued operations of $33.5 million.  The prior year net loss applicable to common shares was $97.2 million, which includes loss on land sales of $10.1 million and net income from discontinued operations, of $2.6 million.

Rental and other property revenues were $118.3 million for the twelve months ended December 31, 2011.  This represents an increase of $2.2 million as compared to the prior year revenues of $116.1 million.  This change, by segment, is an increase in the apartment portfolio of $8.0 million, an increase in the hotel portfolio of $0.1 million, offset by a decrease in the commercial portfolio of $5.9 million.  Within the apartment portfolio, the same properties increased by $3.2 million and the developed properties increased by $4.8 million.  The multifamily housing portfolio has continued to thrive, with effective rates and occupancy increasing. Within the commercial portfolio, the same properties decreased by $5.9 million due to an increase in vacancy, which we attribute to the current state of the economy.  We have directed our efforts to apartment development and put some additional land projects on hold until the economic conditions turn around.  We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Property operating expenses were $67.2 million for the twelve months ended December 31, 2011.  This represents an increase of $0.4 million as compared to the prior year operating expenses of $66.8 million.  This change, by segment, is an increase in our apartment portfolio of $2.2 million, an increase in our hotel portfolio of $0.2 million, offset by a decrease in our commercial portfolio of $1.0 million and a decrease in our land and other portfolios of $1.0 million.  Within the apartment portfolio, the same properties decreased by $0.2 million due to a decrease in overall costs and additional repairs and maintenance.  The developed properties increased expenses by $2.4 million.  The increase in our hotel portfolio is due to the increase in variable costs that are directly associated with stays within the hotel.  Within the commercial portfolio, the same properties decreased by $1.0 million.

Depreciation expense was $20.4 million for the twelve months ended December 31, 2011.  This represents a decrease of $1.7 million as compared to the prior year depreciation expense of $22.1 million.  This change, by segment, is an increase in our apartment portfolio of $0.6 million, an increase in our other portfolio of $0.2 million, offset by a decrease in our commercial portfolio of $2.5 million. Within the apartment portfolio, the same properties decreased by $0.6 million and the developed properties in the lease—up phase increased by $1.2 million.  Once an apartment complex is considered “stabilized”, we begin to depreciate the assets.  The decrease in the commercial portfolio of $2.5 million was attributable to the same properties.

The current year provision for impairment of notes receivable, investment in real estate partnerships, and real estate assets was $49.1 million.  This was a decrease of $2.5 million as compared to the prior year expense of $51.6 million.  In the current year, impairment was recorded as an additional loss in the investment portfolio of $5.2 million in the apartment properties we currently hold, $5.3 million in commercial properties we currently hold, $21.6 million in land parcels we currently hold, $6.6 million in land that was sold, $0.4 million in impairment on our investments in unconsolidated entities and a $10.0 million reserve related to the assets held by American Realty Trust, Inc. at December 31, 2011.  The majority of the impairment losses were taken on the properties that are treated as “subject to sales contract” where, subsequent to the sale to a related party under common control, negotiations have occurred for the property ownership to transfer to the lender and estimated current property values are lower than our current basis.  In 2010, impairment was recorded as an additional loss in the investment portfolio of $47.6 million in land we currently hold and a $4.0 million increase in impairment on notes receivable.

Other income was $2.4 million for the twelve months ended December 31, 2011.  This represents a decrease of $6.4 million as compared to the prior year income of $8.8 million.  The decrease was due to revenue received in the prior year for an incentive fee.

Interest income was $10.9 million for the twelve months ended December 31, 2011.  This represents an increase of $2.5 million as compared to the prior year income of $8.4 million.  This change was due to the receipt of interest payments due on our Unified Housing surplus cash flow notes.  Interest is recognized when interest payments are received.  More interest payments were received in the current year.

Mortgage and loan interest expense was $60.7 million for the twelve months ended December 31, 2011.  This represents a decrease of $5.5 million as compared to the prior year expense of $66.2 million.  This change, by segment, is a decrease in the apartment portfolio of $0.8 million, a decrease in the commercial portfolio of $0.3 million, a decrease in the land portfolio of $2.8 million and a decrease in the other portfolio of $1.6 million.  Within the apartment portfolio, the same apartment portfolio decreased $3.4 million and the developed properties increased $2.6 million due to properties in the lease-up phase.  Once an apartment is completed, the interest expense is no longer capitalized. The land portfolio decrease was due to land sales.

Gain on land sales increased for the twelve months ended December 31, 2011, as compared to the prior period.  In the current period, we sold 7,821.97 acres of land in 46 separate transactions for an aggregate sales price of $249.5 million, receiving $121,710 in cash and recorded a gain of $34.2 million. The average sales price was $31,896 per acre. In the prior year, we sold 1,243.88 acres of land in 17 separate transactions for an aggregate sales price of $31.0 million, receiving $8,984 in cash and recorded a loss of $10.1 million.

Discontinued operations relates to properties that were either sold or held for sale as of the year ended December 31, 2011. Included in discontinued operations are a total of 20 and 31 properties as of 2011 and 2010, respectively. Properties sold in 2011 that were held in 2010 have been reclassified to discontinued operations for 2010.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land.  The Company invests in real estate through direct equity ownership and partnerships nationwide.  For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		
	2010	2009	2008
	(dollars in thousands, except share and par value amounts)		
Revenues:			
Rental and other property revenues (including $2,595 and $2,582 and $3,691 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	$ 157,030	$ 161,863	$ 150,645
Expenses:			
Property operating expenses (including $2,480 and $2,942 and $3,101 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	96,317	95,002	102,068
Depreciation and amortization	28,907	26,473	21,537
General and administrative (including $4,517 and $5,867 and $8,344 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	12,640	14,690	16,854
Provision on impairment of notes receivable and real estate assets	61,311	44,578	7,417
Advisory fee to affiliate	15,770	15,683	15,940
Total operating expenses	214,945	196,426	163,816
Operating loss	(57,915)	(34,563)	(13,171)
Other income (expense):			
Interest income (including $4,664 and $5,648 and $8,061 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	8,425	9,701	10,876
Other income	9,460	4,169	5,200
Mortgage and loan interest (including $3,374 and $2,595 and $2,729 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	(79,066)	(78,532)	(81,001)
Earnings from unconsolidated subsidiaries and investees	(200)	35	(968)
Gain (loss) on foreign currency translation	222	292	(517)
Involuntary conversion	-	-	-
Litigation settlement	-	(1,458)	(870)
Total other expenses	(61,159)	(65,793)	(67,280)
Loss before gain on land sales, non-controlling interest, and taxes	(119,074)	(100,356)	(80,451)
Gain (loss) on land sales	(10,103)	11,605	5,584
Loss from continuing operations before tax	(129,177)	(88,751)	(74,867)
Income tax benefit	8,456	2,132	35,575
Net loss from continuing operations	(120,721)	(86,619)	(39,292)
Discontinued operations:			
Income (loss) from discontinued operations	3,042	(4,014)	(17,632)
Gain on sale of real estate from discontinued operations	19,306	10,106	119,572
Income tax expense from discontinued operations	(7,822)	(2,132)	(35,679)
Net income from discontinued operations	14,526	3,960	66,261
Net income (loss)	(106,195)	(82,659)	26,969
Net income (loss) attributable to non-controlling interests	11,448	12,518	(4,335)
Net income (loss) attributable to American Realty Investors, Inc.	(94,747)	(70,141)	22,634
Preferred dividend requirement	(2,488)	(2,488)	(2,487)
Net income (loss) applicable to common shares	$ (97,235)	$ (72,629)	$ 20,147
Earnings per share - basic			
Loss from continuing operations	$ (9.75)	$ (6.65)	$ (4.13)
Discontinued operations	1.27	0.34	5.93
Net income (loss) applicable to common shares	$ (8.48)	$ (6.31)	$ 1.80
Earnings per share - diluted			
Loss from continuing operations	$ (9.75)	$ (6.65)	$ (4.13)
Discontinued operations	1.27	0.34	5.93
Net income (loss) applicable to common shares	$ (8.48)	$ (6.31)	$ 1.80
Weighted average common share used in computing earnings per share	11,463,084	11,514,038	11,165,805
Weighted average common share used in computing diluted earnings per share	11,463,084	11,514,038	11,165,805
Amounts attributable to American Realty Investors, Inc.			
Loss from continuing operations	$ (120,721)	$ (86,619)	$ (39,292)
Income from discontinued operations	14,526	3,960	66,261
Net income (loss)	$ (106,195)	$ (82,659)	$ 26,969

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 1,170,214	$ 1,718,837
Real estate held for sale at cost, net of depreciation ($0 for 2010 and $1,252 for 2009)	-	5,147
Real estate subject to sales contracts at cost, net of depreciation ($75,639 for 2010 and $13,985 for 2009)	295,921	53,341
Less accumulated depreciation	(133,550)	(195,804)
Total real estate	1,332,585	1,581,521
Notes and interest receivable		
Performing (including $89,982 in 2010 and $80,870 in 2009 from affiliates and related parties)	99,839	91,872
Non-performing	3,123	3,108
Less allowance for estimated losses	(14,348)	(11,836)
Total notes and interest receivable	88,614	83,144
Cash and cash equivalents	12,649	4,887
Investments in unconsolidated subsidiaries and investees	12,491	13,149
Other assets (including $164 in 2010 and $175 in 2009 from affiliates and related parties)	110,936	123,353
Total assets	$ 1,557,275	$ 1,806,054
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 913,134	$ 1,327,188
Notes related to assets held-for-sale	-	5,002
Notes related to assets subject to sales contracts	315,547	61,886
Stock-secured notes payable	23,100	24,853
Affiliate payables	12,219	20,574
Deferred revenue (including $100,212 in 2010 and $62,337 in 2009 from sales to related parties)	104,534	70,083
Accounts payable and other liabilities (including $1,558 in 2010 and $199 in 2009 to affiliates and related parties)	88,506	85,119
	1,457,040	1,594,705
Shareholders' equity:		
Preferred stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,389,546 shares in 2010 and 3,390,913 in 2009 (liquidation preference $33,895), including 900,000 shares in 2010 and 2009 held by subsidiaries	4,979	4,979
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,874,138, and outstanding 11,466,853 and 11,514,038 shares in 2010 and in 2009	114	114
Treasury stock at cost, 407,285 and 360,100 shares in 2010 and 2009 and 276,972 shares held by TCI (consolidated) as of 2010 and 2009	(6,333)	(5,954)
Paid-in capital	88,620	91,081
Retained earnings	(47,776)	46,971
Accumulated other comprehensive income (loss)	(786)	2,186
Total American Realty Investors, Inc. shareholders' equity	38,818	139,377
Non-controlling interest	61,417	71,972
Total equity	100,235	211,349
Total liabilities and equity	$ 1,557,275	$ 1,806,054